                                                                    EXHIBIT 10.7



This Form of Severance Agreement represents the form of severance agreement entered into between the Registrant, Gart Sports Company, and its executive officers. This Form of Severance Agreement indicates in bracketed language the differences in the various agreements among the officers.



                          FORM OF SEVERANCE AGREEMENT



                                                    October 21, 1998


[Name of Employee]
Gart Sports Company
1001 Lincoln Avenue
Denver, Colorado 80203

Dear [Name of Employee]:

     On behalf of Gart Sports Company, a Delaware corporation ("Gart"), the following shall serve as a Severance Agreement (the "Agreement") between you and Gart, its subsidiaries, its successor, or a new parent company of Gart (collectively, the "Company").

     1.  Termination of Employment:  Your employment with the Company is on an
         -------------------------
at-will employment basis. As such, either you or the Company may terminate your employment at any time and for any reason. Subject to the terms and conditions of this Agreement, following either a Change in Control (as defined below) or your acceptance of the offer to you pursuant to clause (A)(1) or (B)(1) of the definition of Change in Control, if your employment is terminated by the Company for any reason (other than a reason set forth in Section 2(c) below) or by you for Good Reason (as defined herein), you may be entitled to receive a Severance Payment (as defined below) as outlined below. The Company also reserves the right, subject to the terms hereof, to modify or change any term or condition of your employment including compensation, benefits or Duties (as defined below).

     2.  Severance Payment:
         -----------------

     (a) If the Company elects to terminate your employment for any reason, other than a reason stated in Section 2(c) below, within one year following either (w) a Change in Control or (x) your acceptance of the offer to you pursuant to clause (A)(1) or (B)(1) of the definition of Change in Control, or if you elect to terminate your employment with the Company for Good Reason (as defined below) within one year following either (y) a Change in Control or (z) your acceptance of the offer to you pursuant to clause (A)(1) or (B)(1) of the definition of Change in Control, the Company shall pay to you as a severance payment the following:

            (i) Your then current base salary (less deductions required by law) from the date of your termination until the date which is [three years for the President; two years for Executive Vice Presidents; one and one-half years for Senior Vice Presidents and one year for Vice Presidents] following the date of termination (the "Severance Period"); plus

            (ii) During the Severance Period, until such time as you are eligible for substantially similar coverage under another employer's insurance policies, continued participation in the Company's Health, Dental and Vision Program as well as Life, Disability and Accidental Death and Dismemberment (collectively, "Insurance Benefits") provided to you by the Company at the date of your termination; plus

            (iii) A dollar amount equal to any bonus earned and owing, or that would have been earned and owing had you remained in the employ of the Company as its Vice President, assuming 100% of the performance target is achieved, pursuant to the terms of the Company's Bonus Plan (the "Bonus Amount"), for the fiscal year in which your employment was terminated commencing with the first day of such fiscal year through the last day of such fiscal year (the "Termination Year") times [three for the President; two for Executive Vice Presidents; one and one-half for Senior Vice Presidents and one for Vice Presidents]; plus

            (iv) Clear title, free of any liens, to the car provided to you by the Company at the date of termination of your employment;

     (the cash amounts and property referred to in clauses (i) through (iv) above are herein collectively referred to as the "Severance Payment").

     With respect to the portion of the Severance Payment made pursuant to clause 2(a)(i) above, such payment shall be paid in one lump sum (by wire transfer or cashier's check) on the date that the Release Agreement referred to in Section 2(b) below becomes effective.

     With respect to the continuation of Insurance Benefits as provided in clause 2(a)(ii) above, such Insurance Benefits shall be provided to you as part of the Company's benefits plans if the plans so permit, and if such plans do not permit, the Health, Dental and Vision coverage shall be provided as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and you agree to make the elections necessary to continue such Insurance Benefits. You agree to pay a portion of the premium for such Health, Dental and Vision Insurance Benefits to the same extent (assuming the same coverage) required of the then current senior executive of the Company having the same status as you had on the date of your termination.

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

     With respect to the portion of the Severance Payment due to you under a Bonus Plan pursuant to clause 2(a)(iii) above, the Bonus Amount shall be calculated within 60 days after the end of the Termination Year and the full amount owed to you shall be paid to you by wire transfer or cashier's check, less required deductions, in one lump sum within ten days after the date of calculation or, if later, the date on which the Release Agreement referred to below becomes effective. The Bonus Amount payable to you shall be made without regard to the actual financial results of the Company.

     (b) Notwithstanding anything to the contrary herein, the Company shall not be obligated to make any Severance Payment (or portion thereof) hereunder unless you execute and deliver to the Company a Release Agreement, substantially in the form attached hereto as Exhibit A, in which you agree to release the Company from any and all claims relating to or arising from your employment or termination, and such Release Agreement has become effective. It is expressly understood that such release will not extend to matters arising after the date of your termination.

     (c) Notwithstanding anything to the contrary herein, in no event will you be entitled to any Severance Payment if your employment is terminated because:

            (i) You commit any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company, including but not limited to, falsifying any documents or agreements (regardless of form); or

            (ii) You willfully and materially violate any written rule or policy of any of the Company (A) for which violation an employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee, (B) which violation results in material damage to the Company, and (C) which you fail to correct within 60 days after written notice to you by the President or the Board of Directors; or

            (iii) You willfully breach or habitually neglect any material aspect of your duties (A) in the ordinary course of your employment, or (B) assigned to you by the Company, which assignment is reasonable in the light of your position with the Company, and you fail to correct the same within 60 days after written notice to you by the President or the Board of Directors of the Company (all of the foregoing duties, "Duties"); or

            (iv) You willfully and materially fail to comply with a direction from the President or the Board of Directors of the Company with respect to a material matter, which direction is reasonable in the light of your position with the Company and you fail to correct the same within 60 days after written notice to you by the President or the Board of Directors; or

            (vi) You are convicted by a court of competent jurisdiction of a felony involving moral turpitude or which materially damages the Company.

     (d) For purposes of this Agreement certain capitalized terms have the meaning as set forth below:

            (i) The term "Bonus Plan" means the bonus plan in effect at the Company prior to the date of your termination; provided, however, that any amendment or modification or termination of such Bonus Plan within 12 months prior to your date of termination shall be disregarded for purposes of calculating the Bonus Amount if such amendment or modification of the bonus plan or a replacement plan, in the event of a termination of the bonus plan, would have an adverse effect on the calculation of the Bonus Amount; and, provided further, however, that any amendment, modification or termination of the Bonus Plan subsequent to the date of your termination shall have no effect on the calculation of the Bonus Amount or the Company's obligation to pay the Bonus Amount hereunder.

            (ii) A "Change in Control" means the occurrence of any of the following:

            (A) The consummation of any reorganization, consolidation or merger to which Gart is a party (a "Transaction"), whether or not Gart is the person surviving or resulting therefrom (the "Surviving Person"), unless, immediately following such Transaction (after giving effect to all transactions contemplated by such Transaction as reflected in transaction related documents, including any pro forma financial statements, financial projections or budgets), all of the following conditions are satisfied: (1) an offer of employment is made to you to be [an officer equivalent to your current position] of the Surviving Person or, if the Surviving Person is a subsidiary of one or more other persons, the ultimate parent of the Surviving Person, provided that at the time such offer is made to you, and during the period that such offer remains open, no Good Reason event has occurred or is contemplated to occur, and (2) Green Equity Investors, L.P. together with any affiliate investment fund managed solely by Leonard Green & Partners L.P. ("LGP") or one or more affiliates of LGP (such investment funds are herein referred to collectively as "GEI") continues to be the Beneficial Owner at least 20% of the Voting Power of the Surviving Person or, if the Surviving Person is a direct or indirect subsidiary of one or more other persons, the ultimate parent of the Surviving Person, on a fully diluted basis and
                 (3) no other person is the Beneficial Owner of a percentage of the Voting Power of the Surviving Person or its ultimate parent that is greater than the percentage of such Voting Power Beneficially Owned by GEI; or

            (B) The consummation of any sale or other transfer of all or substantially all of the assets of Gart and its subsidiaries, on a consolidated basis, in one transaction or series of related transactions; to a third party (the "Buyer"), unless, immediately following such sale or transfer (after giving effect to all transactions contemplated by such sale or transfer as reflected in transaction related documents, including any pro forma financial statements, financial projections or budgets), all of the following conditions are satisfied: (1) an offer of employment is made to you to be a Vice President of the Asset Protection Department of the Buyer or, if the Buyer is a subsidiary of one or more other persons, the ultimate parent of the Buyer, provided that at the time such offer is made to you, and during the period that such offer remains open, no Good Reason event has occurred or is contemplated to occur, and (2) GEI is the Beneficial Owner of at least 20% of the Voting Power of the Buyer or, if the Buyer is a direct or indirect subsidiary of one or more other persons, the ultimate parent of the Buyer, on a fully diluted basis and (3) no other person is the Beneficial Owner of a percentage of the Voting Power of the Buyer or its ultimate parent that is greater than the percentage Beneficially Owned by GEI; or

            (C) The stockholders of Gart have approved a plan or proposal for the liquidation or dissolution of Gart, other than a liquidation or dissolution into its parent corporation, if any, or under the Bankruptcy Code of the United States; or

            (D) The consummation of a sale or a series of related sales, directly or indirectly, to any person of 50% or more of the Voting Power of Gart or, if any, the ultimate parent of Gart; or

            (E) Any other event deemed to be a Change in Control by the Board of Directors of Gart or the ultimate parent of Gart.

             Without limiting the generality of the foregoing, and by way of clarification only, the following transactions shall not be deemed to constitute a Change in Control until the happening of an event described in clauses (A) through (E) above: (x) the distribution by GEI to its partners or equity participants, in accordance with the terms of its limited partnership agreement, as amended from time to time, of all or any part of the shares of capital stock of Gart owned by GEI, or (y) one or more sales by GEI of all or any part of the capital stock of Gart, provided that such sale or sales does not constitute an event under clause (D) above. For purposes of determining whether an event constituting a Change in Control has occurred, any computation of the percentage ownership by GEI of the Voting Power of Gart, the Surviving Person, the Buyer or the ultimate parent of any such person, shall include and give effect to all sales, purchases and distributions (other than distributions to investors in GEI) of the capital stock of such persons in connection with any event described above in clauses (A) through (E) of the definition of "Change in Control."

          (iv) For purposes of determining whether a Change in Control has occurred, the following terms are defined as set forth below:

          (A) "Beneficial Owner" shall have the meaning set forth in Section 13(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (B) "Voting Power" means the capital stock representing the power to vote generally in the election of directors (or managers or other persons analogous to directors) of a corporation or other entity, either directly through the ownership of the then outstanding voting securities of such corporation or other entity, or, if such corporation or other entity is a subsidiary, indirectly through ownership of the then outstanding voting securities of the ultimate parent of such corporation or other entity.

          (v) The term "person" means any individual, entity, or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

     (e) Upon termination of your employment by the Company for any of the reasons described in clause 2(c) above, or termination of your employment by you, except for Good Reason (as defined in clause 2(f) below) following either
(x) a Change in Control or (y) your acceptance of the offer to you pursuant to clause (A)(1) or (B)(1) of the definition of Change in Control, no Severance Payment will be required to be made to you, nor will you be entitled to any other benefits, under this Agreement. This provision shall not be construed as limiting any other rights that the Company may have against you.

     (f) For purposes of this Agreement, "Good Reason" shall mean any of the following events:

     (i) A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions affecting all executives of the Company; or

     (ii) In connection with, or following, a Change in Control or after your acceptance of the offer to you pursuant to clause (A)(1) or
               (B)(1) of the definition of Change in Control, an amendment, modification, termination or replacement of the Bonus Plan of the Company that would have an adverse effect, directly or indirectly, on the calculation of your potential annual bonus, including, but not limited to, any change in the method or basis for determining the appropriate performance targets that is inconsistent with historical practices; or

       (iii) The relocation of the Company's principal executive offices to a location outside a 30 mile radius of the location of the Company's current executive offices as of the date of this Agreement in Denver, Colorado and such relocation would require that you work at the new location of the Company's principal executive offices; or

       (iv) A material reduction of your fundamental Duties, powers, rights, and responsibilities as in effect on the date hereof or as the same may be increased from time to time.

              If there is a dispute between you and the Company as to whether the termination was for Good Reason or was for any of the reasons enumerated above in clause 2(c): (x) such termination shall nonetheless be effective, (y) such dispute, if unresolved, shall be subject to the arbitration procedure set forth herein, and (z) the Severance Payment, if any, to be made to you by the Company in connection with such termination may, at the option of the Company, be delayed, in whole or in part, until, if applicable, the final resolution of such dispute in such arbitration proceeding; provided, however, that if any arbitration proceeding results solely in your favor, the Company will pay you the Severance Payment owing to you hereunder, to the extent then unpaid, together with simple interest on such unpaid amount at the prime rate then in effect at the commencement of the arbitration proceeding to be calculated from the time that such Severance Payment should have been paid by the Company up to and including the date payment is made to you.

          (g) (i) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), to you or for your benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, your employment with the Company or any of its subsidiaries or a Change in Control within the meaning of Section 280G of the Code (a "Payment" or "Payments"), would be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then the Payments shall be reduced (but not below zero) but only to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the "Section 4999 Limit"). Unless you shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

        (ii) All determinations required to be made under this clause 2(g) (each, a "Determination") shall be made, at the Company's expense, by a nationally recognized accounting firm designated by the Company and reasonably acceptable to you (the "Accounting Firm"). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to you before payment of your Severance Payment hereunder (if requested at that time by the Company or you) or such other time as requested by the Company or you (in either case provided that the Company or you believe in good faith that any of the Payments may be subject to the Excise Tax); provided, however, that if the Accounting Firm determines that no Excise Tax is payable by you with respect to a Payment or Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten calendar days of the delivery of the Determination to you, you shall have the right to dispute the Determination (the "Dispute"). The existence of any Dispute shall not in any way affect your right to receive the Payments in accordance with the Determination. If there is no dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and you, subject to the application of clause 2(g)(iii) below.

        (iii) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in clause 2(g)(i) (an "Excess Payment" or "Underpayment", respectively). If it is established pursuant to (A) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (B) an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to you made on the date you received the Excess Payment and you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at 120% of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of your receipt of such Excess Payment until the date of such repayment. If it is determined (x) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (y) pursuant to a determination by a court, or (z) upon the resolution to your satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within ten calendar days of such determination or resolution, together with interest on such amount at 120% of the applicable federal rate compounded semi-annually from the date such amount should have been paid to you pursuant to the terms of this Agreement or otherwise, but for the operation of this clause 2(g)(iii), until the date of payment.

  3.  Nondisclosure of Confidential Material
      --------------------------------------

      (a) In the performance of your Duties, you have previously had, and may in the future have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and has been and/or will be disclosed to you in confidence. By your acceptance of this Agreement, you shall be deemed to have acknowledged that the Confidential Material constitutes proprietary information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 3 is an example, to maintain its secrecy. Except in the performance of your Duties to the Company, you shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, except that the foregoing disclosure prohibition shall not apply as to Confidential Material that has been publicly disclosed by the Company. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which you have prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon your termination of employment with the Company, or whenever requested by the Company, you shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in your possession or under your control.

      (b) By your acceptance of your Severance Payment under this Agreement, you agree that, for a period of one year following your termination of employment with the Company, neither you nor any person or entity in which you have an interest shall solicit any person who was employed on the date of your termination of employment by the Company to leave the employ of the Company. Nothing in this Section 3, however, shall prohibit you or any person or entity in which you have an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement or who contacts you or any person or entity in which you have an interest on his or her own initiative without any direct or indirect solicitation by or encouragement from you or such person or entity. For purposes of this Section 3, you shall not be deemed to have an interest in any corporation whose stock is publicly traded merely because you are the owner of not more 5% of the outstanding shares of any class of voting stock in the general election of directors of such corporation, provided you have no active participation in the business of such corporation (other than voting your stock) and you do not provide substantial services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

         (c) By your acceptance of your Severance Payment under this Agreement, you shall be deemed to have acknowledged that violation of clauses 3(a) or 3(b) would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and that therefore in the event of any breach by you of clauses 3(a) or 3(b) the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Agreement or otherwise, and, except as limited in Section 7, all of the Company's rights and remedies shall be unrestricted.

     4.  Further Documentation: In furtherance of your duty of loyalty and
         ---------------------
cooperation, you agree to execute any and all other further documents and to perform such other reasonable actions which may become necessary or advisable in order to effectuate or carry out the provisions of this Agreement.

     5.  Survival and Termination: If no event constituting a Change in Control
         ------------------------
has occurred prior to the fifth anniversary of the date of this Agreement, this Agreement shall terminate unless extended by the parties.

     6. GOVERNING LAW: THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO THE CHOICE OF LAWS PROVISIONS OF THAT STATE OR ANY OTHER JURISDICTION, AND, TO THE EXTENT APPLICABLE, FEDERAL LAW. NOTWITHSTANDING THE FOREGOING, THE ARBITRATION PROVISIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED PURSUANT TO THE FEDERAL ARBITRATION ACT, 9 U.S.C. (S) 1, ET SEQ. TO THE EXTENT APPLICABLE AND OTHERWISE BY COLORADO LAW.

  7. Arbitration
     ------------

         If you and the Company do not resolve any dispute or disagreement that may arise under this Agreement within 30 days (commencing with the date written notice is first given to either party that such a dispute or disagreement exists), then the dispute or disagreement arising out of this Agreement, except injunctive relief, shall be resolved by arbitration under the then most applicable rules of the American Arbitration Association (the "AAA") and an arbitrator agreed to by both parties. In the event the parties are unable to agree mutually upon an arbitrator, the arbitration shall take place before a single arbitrator selected from a list provided by the Judicial Arbiter Group, Denver, Colorado (JAG) or if JAG is not in existence, from a list provided by AAA. From the list of such potential arbitrators, each party shall strike in turn until only one arbitrator remains who shall be the arbitrator selected by the parties. The arbitrator may not order any action or inaction on the part of any party that a court would not have the authority to order. The first party to strike shall be determined by lot. The arbitrator's decisions shall be final and binding upon the parties and judgment may be entered in any court.

     Each party shall bear its own costs and expenses in connection with any claim or arbitration proceeding under this Agreement; provided, however, that the costs and fees of the arbitrator shall be shared by the parties equally. Notwithstanding the foregoing sentence to the contrary, the non-prevailing party in such arbitration shall be required to reimburse the prevailing party for all attorney's fees, costs and expenses (including the costs and fees of the arbitrator) incurred in connection with such disputed claim and such arbitration proceeding.

     8.   Cooperation in Pending Work: In exchange for the mutual covenants in
          ---------------------------
this Agreement you agree to fully cooperate in all matters relating to the winding up or pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of your employment, regardless of whether you are entitled to a Severance Payment under the terms of this Agreement. You will also cooperate in the resolution of any dispute, including litigation of any action, involving the Company that relates in any way to your Duties while employed by the Company. The Company will reimburse you for reasonable out-of-pocket expenses incurred by you in connection with any such cooperation requested by the Company, provided that such out-of-pocket expenses are approved in advance by the Company.

     9.   Severability:  The invalidity or enforceability of any part of this
          ------------
Agreement, in general or as applied to a particular occurrence or circumstance, shall not affect the validity and enforceability of any other part of this Agreement.

     10.  Notices:  Any notice to either party pursuant to this Agreement shall
          -------
be made in writing and shall be sent by first-class mail, overnight delivery or facsimile transmission (after receipt of confirmation of transmission) to (a) the Company, at its principal executive offices located at 1001 Lincoln Avenue, Denver CO 80203, to the attention of the Secretary of the Company, or (b) to you at the address set forth on the signature page of the Agreement. Notices hereunder shall be deemed validly delivered if sent to these addresses until such time as the other party shall be notified in writing of such change. Notices sent by first-class mail shall be deemed delivered three business days after the post-mark date, notices sent by overnight delivery shall be deemed delivered on the next business day and notices sent by facsimile transmission shall be deemed delivered on the date on which confirmation of transmission is received by the sender.

     11.  Miscellaneous:  This Agreement, together with the documents referenced
          -------------
herein, contain all of the agreements and understandings regarding your termination of employment and the obligations of the Company in connection with your termination of employment. Neither the Company nor any of its agents has made, nor are you relying upon, any oral or written promises or statements except as expressly set forth in this Agreement. This Agreement supersedes any and all prior agreements, understandings and representations between you and the Company, whether written or oral, and alone expresses the agreements, understandings and representations of the parties with respect to your termination of employment. This Agreement containing all of the agreements and understandings regarding your termination of employment can only be amended in writing by you and an officer of the Company authorized by the Compensation Committee or the Company's Board of Directors. In the event of a conflict between this Agreement and any Company policy or procedure, the provisions of this Agreement will prevail. No failure or delay by either party to this Agreement in exercising any right, power or privilege or in asserting any claim or defense hereunder will operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise thereof or the exercise of any right, power or privilege or assertion of any claim or defense hereunder.

     12.  Section Headings: The headings to the sections of this Agreement do
          ----------------
not constitute part of this Agreement and function solely for the convenience of the parties. Section headings appearing in this Agreement shall not be used to explain, modify, simplify or aid in the interpretation of the provisions of this Agreement.

     13.  Executive Acknowledgement: The parties acknowledge that (a) they have
          -------------------------
had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

     14.  Counterparts: This Agreement may be signed in multiple counterparts,
          ------------
each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

     15.  Persons Bound: This Agreement shall be binding on you, your
          -------------
beneficiaries, personal representatives and heirs and the Company and its successors and assigns.

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

     To indicate your acceptance, please execute the duplicate copy of this Agreement in the place indicated and return it to the undersigned. The parties shall have duly executed this Agreement as of the date first written above. We look forward to your acceptance.


ACCEPTED AND AGREED:                         GART SPORTS COMPANY

Executive:

By: ____________________________             By: _____________________________
    Name:                                        Name:    J. Douglas Morton
    Title:                                       Title:   Chairman, President
                                                          and Chief Executive
                                                          Officer


    Address:

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